EXHIBIT 99.1

FOR IMMEDIATE RELEASE
February 25, 2015

Interline Brands Announces Fourth Quarter and Fiscal Year 2014 Sales and Earnings Results

Jacksonville, Fla. - February 25, 2015 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of broad-line maintenance, repair and operations ("MRO") products to the facilities maintenance end-market, reported sales and earnings for the fiscal quarter and year ended December 26, 2014.

Fourth Quarter and Fiscal 2014 Highlights:

•	Sales increased 6.6% to $415.8 million in the fourth quarter versus prior year

•	Adjusted EBITDA increased to a record $35.7 million in the fourth quarter

•	Sales increased 4.9% to $1,676.2 million in 2014 versus prior year

•	Adjusted EBITDA increased to a record $141.8 million in 2014

•	Net debt(1) to Adjusted EBITDA ratio was 5.5x as of year-end

•	Total liquidity as of year-end was $215.7 million

Michael J. Grebe, Chairman and Chief Executive Officer, commented, “We closed out the year with strong performance and market share gains across all of our end-markets, resulting in sales growth of 6.6% and gross profit improvement of over 7% for the fourth quarter 2014. Our multi-family business was up a record 10% during the quarter, driven by national accounts growth and higher activity in our renovations business. We also generated above-market growth in our institutional business benefiting from higher success rates in our cross-selling and national account initiatives and overall sales execution. In addition, I am pleased that we delivered meaningful operating leverage this quarter even though we continued to make important and significant strategic investments in our business.”

Mr. Grebe continued, “Overall, 2014 was a transformational year as we continued to make foundational improvements across our business in technology, supply chain programs, salesforce capacity and productivity, and most importantly, our customer value proposition. As indicated by our performance for the fourth quarter and the full year, these investments continue to drive strong financial results, and position us for continued growth. As we move into 2015, we enter the new year with increasing confidence, and look to build on our momentum and enhanced competitive position across all of our facilities maintenance end-markets.”

Fourth Quarter 2014 Results

Sales for the quarter ended December 26, 2014 were $415.8 million, a 6.6% increase compared to sales of $390.1 million for the quarter ended December 27, 2013. Sales to our institutional facilities customers, comprising 48.3% of sales, increased 6.7% for the quarter. Sales to our multi-family housing facilities customers, comprising 30.4% of sales, increased 10.0% for the quarter. Sales to our residential facilities customers, comprising 21.3% of sales, increased 3.2% for the quarter.

Gross profit increased $9.9 million, or 7.3%, to $145.9 million for the fourth quarter of 2014, compared to $136.0 million for the fourth quarter of 2013. As a percentage of sales, gross profit was 35.1% and 34.9% for the three months ended December 26, 2014 and December 27, 2013, respectively.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2014 increased $24.2 million, or 22.0%, to $134.1 million from $109.9 million for the fourth quarter of 2013. SG&A expenses during the three months ended December 26, 2014 and December 27, 2013, included expenses related to our expansion initiatives of $5.0 million and $2.7 million, respectively. As a percentage of sales, SG&A expenses increased 410 basis points to 32.3% during the fourth quarter of 2014 compared to 28.2% during the fourth quarter of 2013. The increase in SG&A expenses as a percentage of net sales was primarily due to nonrecurring litigation-related charges recorded during the quarter, as well as the increase in expenses related to our expansion initiatives. Excluding distribution center consolidation and restructuring costs, acquisition-related costs, share-based compensation and litigation-related charges, but including the cost of the expansion initiatives, SG&A as a percentage of sales increased by 10 basis points year-over-year.

Fourth quarter 2014 Adjusted EBITDA increased 9.6% to $35.7 million compared to $32.6 million in the fourth quarter of 2013. As a percentage of sales, Adjusted EBITDA improved to 8.6% from 8.4% in the prior year.

Kenneth D. Sweder, President and Chief Operating Officer, commented, “We continue to make exciting progress integrating our institutional brands, most notably completing the JanPak systems integration. We now look forward to unveiling our new national institutional brand shortly, which is an important milestone that signifies our leadership position in the institutional facilities maintenance market, complemented by a full and differentiated suite of products, leading national account and supply chain capabilities, robust procurement technologies and a large and expert sales force. All of these capabilities come together to provide our customers with a compelling value proposition that we believe is unique in the industry.”

Including the previously disclosed litigation-related charges of $20.0 million, net loss for the fourth quarter of 2014 was $9.6 million compared to net income of $1.2 million for the fourth quarter of 2013.

Fiscal 2014 Results

Sales for the fiscal year ended December 26, 2014 were $1,676.2 million, a 4.9% increase compared to sales of $1,598.1 million for the fiscal year ended December 27, 2013. Sales to our institutional facilities customers, our multi-family housing facilities customers and our residential facilities customers increased 5.6%, 6.4% and 1.9%, respectively, for the fiscal year ended December 26, 2014 as compared to the same period in the prior year. Sales breakdown for our institutional facilities customers, our multi-family housing facilities customers and our residential facilities customers was 49.8%, 30.3% and 19.9%, respectively, for the fiscal year ended December 26, 2014.

Gross profit increased by $28.7 million, or 5.2%, to $581.6 million for the fiscal year ended December 26, 2014 from $553.0 million for the fiscal year ended December 27, 2013. As a percentage of sales, gross profit increased 10 basis points to 34.7% from 34.6%.

SG&A expenses for the fiscal year ended December 26, 2014 increased $18.6 million, or 4.1%, to $475.8 million from $457.2 million for the fiscal year ended December 27, 2013. SG&A expenses during 2014 and 2013, included expenses related to our expansion initiatives of $16.4 million and $5.7 million, respectively. As a percentage of sales, SG&A expenses decreased 20 basis points to 28.4% in 2014 compared to 28.6% in 2013. Excluding distribution center consolidation and restructuring costs, acquisition-related costs, share-based compensation and litigation-related charges, but including the cost of the expansion initiatives, SG&A as a percentage of sales did not change year-over-year.

Adjusted EBITDA for the fiscal year ended December 26, 2014 increased 5.7% to $141.8 million, compared to $134.1 million for the fiscal year ended December 27, 2013. As a percentage of sales, Adjusted EBITDA improved to 8.5% in 2014 from 8.4% in 2013.

During the second quarter of 2014 Interline made a strategic marketing decision to rebrand certain trademark assets and begin to consolidate several brands under a new national brand name within its institutional customer end-market. As a result of the rebranding initiative, the Company recorded a non-cash write-off of $67.5 million related to the impairment of certain indefinite-lived trademark assets due to a change in the expected useful life of the intangible assets.

Including the previously disclosed litigation-related charges of $21.6 million, the non-cash write-off of other intangible assets of $67.5 million during the second quarter of 2014 and the loss on extinguishment of debt of $4.3 million associated with financing activities that occurred during the first quarter of 2014, net loss for the fiscal year ended December 26, 2014 was $47.1 million compared to $6.3 million for the fiscal year ended December 27, 2013.

Operating Free Cash Flow and Leverage

Cash flows provided by operating activities for the fiscal year ended December 26, 2014 was $33.9 million compared to cash flows provided by operating activities of $20.9 million for the fiscal year ended December 27, 2013. Operating Free Cash Flow generated during the fiscal year ended December 26, 2014 was $84.2 million compared to $91.3 million during the fiscal year ended December 27, 2013.

Fred Pensotti, Chief Financial Officer, commented, “We continue to be very pleased with the operating performance of the business and our ongoing cash generation, which has allowed us to further strengthen our balance sheet, including refinancing almost $400 million of debt at very attractive rates during the last twelve months. In addition, I am also pleased to see our Net Debt to Adjusted EBITDA ratio improve for the fourth consecutive quarter to 5.5 times as of December 26, 2014.”

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Interline's management uses non-US GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2014. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend to update the information provided today prior to its next earnings release.

(1) Net debt of $780.3 million is comprised of short-term debt of $83.5 million, long-term debt of $702.9 million (excluding $0.8 million of unamortized original issue discount) less cash and cash equivalents of $6.1 million.

CONTACT: Lev Cela
PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	Successor
	December 26, 2014	December 27, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$6,064	$6,102
Accounts receivable - trade (net of allowance for doubtful accounts of $4,190 and $3,595)	177,878	165,420
Inventories	302,743	276,341
Prepaid expenses and other current assets	42,596	40,936
Income taxes receivable	4,139	13,563
Deferred income taxes	30,290	15,179
Total current assets	563,710	517,541
Property and equipment, net	54,844	58,665
Goodwill	486,439	486,439
Other intangible assets, net	345,314	445,046
Other assets	10,315	10,042
Total assets	$1,460,622	$1,517,733
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$126,116	$123,915
Accrued expenses and other current liabilities	96,272	69,939
Accrued interest	17,305	19,755
Current portion of long-term debt	83,500	—
Current portion of capital leases	10	231
Total current liabilities	323,203	213,840
Long-Term Liabilities:
Deferred income taxes	116,358	145,584
Long-term debt, net of current portion	702,099	798,347
Capital leases, net of current portion	—	10
Other liabilities	2,445	3,099
Total liabilities	1,144,105	1,160,880
Commitments and contingencies
Stockholders' Equity:
Common stock; $0.01 par value, 2,500,000 authorized; 1,501,418 shares issued and 1,499,142 shares outstanding as of December 26, 2014 and 1,478,151 issued and outstanding as of December 27, 2013	15	15
Additional paid-in capital	400,231	392,201
Accumulated deficit	(81,856)	(34,784)
Accumulated other comprehensive loss	(1,165)	(579)
Treasury stock, at cost, 2,276 shares held as of December 26, 2014 and none as of December 27, 2013	(708)	—
Total stockholders' equity	316,517	356,853
Total liabilities and stockholders' equity	$1,460,622	$1,517,733

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS AND FISCAL YEARS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(in thousands)

	Three Months Ended		Fiscal Year Ended
	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013

Net sales	$415,765	$390,055	$1,676,221	$1,598,055
Cost of sales	269,881	254,091	1,094,578	1,045,084
Gross profit	145,884	135,964	581,643	552,971

Operating Expenses:
Selling, general and administrative expenses	134,118	109,948	475,813	457,236
Depreciation and amortization	14,247	12,455	53,814	50,038
Merger related expenses	—	102	102	1,377
Total operating expenses	148,365	122,505	529,729	508,651
Operating (loss) income	(2,481)	13,459	51,914	44,320

Impairment of other intangible assets	—	—	(67,500)	—
Loss on extinguishment of debt, net	(85)	—	(4,257)	—
Interest expense	(14,470)	(15,731)	(59,178)	(63,087)
Interest and other income	295	331	983	1,580
Loss before income taxes	(16,741)	(1,941)	(78,038)	(17,187)
Income tax benefit	(7,142)	(3,115)	(30,966)	(10,847)
Net (loss) income	$(9,599)	$1,174	$(47,072)	$(6,340)

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL YEARS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(in thousands)

	December 26, 2014	December 27, 2013
Cash Flows from Operating Activities:
Net loss	$(47,072)	$(6,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	53,814	50,038
Impairment of other intangible assets	67,500	—
Amortization of deferred lease incentive obligation	(811)	(844)
Amortization of deferred debt financing costs	4,224	3,812
Amortization of debt premium, net	(445)	(3,147)
Tender premiums and expenses on OpCo Notes	18,595	—
Write-off of unamortized OpCo Notes fair value adjustment	(17,803)	—
Write-off of deferred debt issuance costs	3,465	—
Share-based compensation	3,720	5,330
Excess tax benefits from share-based compensation	(419)	—
Deferred income taxes	(44,337)	(19,379)
Provision for doubtful accounts	2,743	1,981
Loss on disposal of property and equipment	33	8
Other	(65)	(375)
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable - trade	(15,305)	(8,317)
Inventories	(26,595)	(26,985)
Prepaid expenses and other current assets	(1,805)	(7,814)
Other assets	(359)	(81)
Accounts payable	1,778	11,168
Accrued expenses and other current liabilities	25,596	18,888
Accrued interest	(2,451)	1,525
Income taxes	9,837	1,686
Other liabilities	102	(223)
Net cash provided by operating activities	33,940	20,931

Cash Flows from Investing Activities:
Purchases of property and equipment, net	(17,437)	(18,738)
Net cash used in investing activities	(17,437)	(18,738)

	December 26, 2014	December 27, 2013

Cash Flows from Financing Activities:
Proceeds from issuance of Term Loan Facility, net	349,125	—
Repayment of OpCo Notes	(300,000)	—
Proceeds from ABL Facility	110,000	124,000
Payments on ABL Facility	(151,000)	(136,500)
Payment of tender premium and expenses on OpCo Notes	(18,595)	—
Payments on Term Loan Facility	(2,625)	—
Payment of deferred debt financing costs	(8,074)	(228)
Proceeds from stock options exercised	2,597	—
Excess tax benefits from share-based compensation	419	—
Increase in purchase card payable, net	1,233	822
Payments on capital lease obligations	(159)	(506)
Proceeds from issuance of common stock	866	800
Net cash used in financing activities	(16,213)	(11,612)
Effect of exchange rate changes on cash and cash equivalents	(328)	(280)
Net decrease in cash and cash equivalents	(38)	(9,699)
Cash and cash equivalents at beginning of period	6,102	15,801
Cash and cash equivalents at end of period	$6,064	$6,102

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$57,718	$60,680
Income taxes, net of refunds	3,403	7,313

Schedule of Non-Cash Investing and Financing Activities:
Non-cash equity contributions from shareholders	—	140
Capital expenditures incurred but not yet paid	2,167	2,117

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
THREE MONTHS AND FISCAL YEARS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(in thousands)

EBITDA and Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013
EBITDA
Net (loss) income (GAAP)	$(9,599)	$1,174	$(47,072)	$(6,340)
Interest expense, net	14,454	15,720	59,099	63,042
Income tax benefit	(7,142)	(3,115)	(30,966)	(10,847)
Depreciation and amortization	14,247	12,455	53,814	50,038
EBITDA	11,960	26,234	34,875	95,893

EBITDA Adjustments
Impairment of other intangible assets	—	—	67,500	—
Loss on extinguishment of debt	85	—	4,257	—
Merger related expenses	—	102	102	1,377
Share-based compensation	1,129	1,397	3,720	5,330
Distribution center consolidations and restructuring costs	1,712	3,707	7,459	8,307
Acquisition-related costs, net	539	28	1,496	372
Litigation-related charges	19,958	917	21,604	21,841
Impact of straight-line rent expense	317	189	789	1,024
Adjusted EBITDA	$35,700	$32,574	$141,802	$134,144
Adjusted EBITDA margin	8.6%	8.4%	8.5%	8.4%

We define EBITDA as net income (loss) adjusted to exclude interest expense, net of interest income; provision (benefit) for income taxes; and depreciation and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted to exclude merger-related expenses associated with the acquisition of the Company by affiliates of GS Capital Partners and P2 Capital Partners; share-based compensation, which is comprised of non-cash compensation arising from the grant of equity incentive awards; loss on extinguishment of debt, which is comprised of gains and losses associated with specific significant financing transactions such as writing off the deferred financing costs associated with refinancing previous credit facilities and indentures; distribution center consolidations and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and headcount reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring; acquisition-related costs, which include our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges, stay bonuses, and fair market value adjustments to earn-outs; litigation-related charges associated with the class action lawsuit filed by Craftwood Lumber Company in 2011 and other nonrecurring litigation-related charges; and the non-cash impact on rent expense associated with the effect of straight-line rent expense on leases due to the application of purchase accounting. Adjusted EBITDA does not include the effect of estimated cost reduction actions that have been entered into but for which the benefits will not be realized until the following fiscal year, such as purchasing synergies primarily resulting from the JanPak acquisition as well as expected cost savings from various contract renegotiations.

EBITDA and Adjusted EBITDA differ from Consolidated EBITDA as defined in our credit agreements and EBITDA as defined in our indenture. We believe EBITDA and Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. While adjusting for these items limits the usefulness of these non-US GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income (loss) over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA and Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA and Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under US GAAP such as net income (loss).

Operating Free Cash Flow

	Three Months Ended		Fiscal Year Ended
	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013
Adjusted EBITDA	$35,700	$32,574	$141,802	$134,144

Changes in net working capital items:
Accounts receivable	18,905	22,064	(15,305)	(8,317)
Inventories	(15,077)	(15,217)	(26,595)	(26,985)
Accounts payable	(11,273)	518	1,778	11,168
(Increase) decrease in net working capital	(7,445)	7,365	(40,122)	(24,134)

Less: capital expenditures	(4,183)	(4,323)	(17,437)	(18,738)
Operating Free Cash Flow	$24,072	$35,616	$84,243	$91,272

We define Operating Free Cash Flow as Adjusted EBITDA adjusted to include the cash provided by (used for) our core working capital accounts, which are comprised of accounts receivable, inventories and accounts payable, less capital expenditures. We believe Operating Free Cash Flow is an important measure of our liquidity as well as our ability to meet our financial commitments. We use operating free cash flow in the evaluation of our business performance. However, a limitation of this measure is that it does not reflect payments made in connection with investments and acquisitions. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.